EXHIBIT 10.76

ASSIGNMENT OF OWNERSHIP INTERESTS

(Autoglance LLC and Classified Rides)

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, ELITE DATA SERVICES INC., a Florida corporation (OTC:DEAC) (hereinafter referred to as "Assignor"), hereby assigns, sets over and transfers to ELITE DATA MARKETING LLC, a Florida limited liability company (hereinafter referred to as "Assignee"), and a subsidiary of the Assignor, effective as of the date hereof, (A) Assignor's ownership interest in www.classifiedride.com, an online classified listing website, equal to an aggregate total of one hundred percent (100%) of the ownership interest (the "ClassifiedRide Asset"), acquired by Assignor from Baker Myers and Associates LLC, on or about January 13, 2014, and (B) a certain amount of Assignor's ownership interest in AUTOGLANCE LLC, a Tennessee limited liability company (the "Autoglance"), equal to an aggregate total of fifty-one percent (51%) of the units of membership interest (the "Autoglance Units") of Autoglance, including, but not limited to, the majority control over all owned assets of Autoglance, acquired by Assignor from Baker Myers and Associates LLC, on or about January 15, 2014, and

TO HAVE AND TO HOLD the same unto the Assignee, it respective successors and assigns forever; and

Assignor does for itself, and its successors and assigns, covenant and agree with Assignee to specifically warrant and defend title to the said ownership interest of ClassifiedRide Asset and the Autoglance Units (collectively hereinafter referred to as the "Assigned Ownership Interests") assigned hereby unto the Assignee, its successors and assigns, against any and all claims thereto by whomsoever made by or through the Assignor; and

Assignor does, for itself, and its successors and assigns, warrant and represent to the Assignee that the title conveyed is good, its transfer is rightful; that no consent or approval by any other person or entity is required, other than the approval of board of directors of Assignor, which has already been obtained, for the valid assignment by the Assignor to the Assignee of the Assigned Ownership Interests referenced herein; and that the Assigned Ownership Interests are, have been, and shall be delivered free and clear from any security interest or other lien or encumbrance; and

Assignor does, for itself, and its successor and assigns, warrant and represent to the Assignee that there are no attachments, executions or other writs of process issued against the Assigned Ownership Interests conveyed hereunder; that it has not filed any petition in bankruptcy nor has any petition in bankruptcy been filed against it; and that it has not been adjudicated a bankrupt;

Assignor and Assignee acknowledge that the assignment and transfer of the Assigned Ownership Interest being effected herein is pursuant to a plan of reorganization of the corporate structure of the Assignor, in the form of a parent and subsidiary arrangement and therefore does not create any unnecessary tax burden on either party; and

Assignor does, for itself and its successors, and assigns, warrant that it will execute any such further assurances of the foregoing warranties and representations as may be requisite.

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IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed as of this 20th day of May, 2016.

ASSIGNOR ELITE DATA SERVICES INC.

By:	/s/ Charles Rimlinger
Charles Rimlinger
Chief Executive Officer

ASSIGNEE ELITE DATA MARKETING LLC

By:	/s/ Charles Rimlinger
Charles Rimlinger
Manager